EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Phillips 66

Phillips 66 Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Debt	Senior Debt Securities and Subordinated Debt Securities of Phillips 66	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Debt	Senior Debt Securities of Phillips 66 Company	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Equity	Common Stock, $0.01 par value per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Equity	Preferred Stock, $0.01 par value per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Other	Warrants	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Other	Depositary Shares	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Other	Stock Purchase Contracts	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Other	Stock Purchase Units	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Other	Guarantees of the Senior Debt Securities of Phillips 66 by Phillips 66 Company (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Other	Guarantees of the Senior Debt Securities of Phillips 66 Company by Phillips 66 (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Total Offering Amounts							—
Total Fee Offsets							—
Net Fee Due							—

(1)

There is being registered hereunder such indeterminate number or amount of senior and subordinated debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts and stock purchase units of Phillips 66 and senior debt securities of Phillips 66 Company as may from time to time be issued at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)	In reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, Phillips 66 hereby defers payment of the registration fee required in connection with this Registration Statement.
(3)

Phillips 66 is registering under this Registration Statement all guarantees and other obligations that it may have with respect to the senior debt securities that may be issued by Phillips 66 Company. Phillips 66 Company is registering under this Registration Statement all guarantees and other obligations that it may have with respect to the senior debt securities that may be issued by Phillips 66. No separate consideration will be received for such guarantees or any other such obligations. Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to such guarantees or obligations.